Exhibit 99.1

5 December 2007

Craig Collins
[***]

Dear Craig:

Advent Software is pleased to extend an offer to you for the position of Executive Vice President and Chief Financial Officer, reporting to Stephanie DiMarco, located at our San Francisco headquarters office.  We are very excited about your potential to help us continue to lead in the investment management software industry.   In this position, your annual base salary will be $300,000.00, paid in semi-monthly increments of $12,500.00, in accordance with Advent’s payroll procedures.

In addition, you will be eligible to receive an annual bonus with a target of $150,000.00.  The actual payout may be higher or lower, as determined by a combination of company and individual performance based on the parameters of the Executive Incentive Plan as approved by the Compensation Committee of the Board of Directors.

We believe all employees should share ownership in Advent’s success.  Therefore, you will be granted 200,000 (two hundred thousand) Stock-Settled Stock Appreciation Rights (SS-SARs).  This grant will vest over 5 years (20% cliff after 12 months following grant and ratably thereafter).  Your grant must be approved by the Board of Directors.  The SS-SARs are normally granted on the 10th business day of the month following your first day of employment.

Advent’s proprietary rights and confidential information are extremely important.  Prior to accepting this offer, please search your home, office, automobiles, computers, electronic devices and any other appropriate areas for trade secret and confidential information that may belong to any third party and destroy or return all such information.  Then, upon accepting this job offer, please complete the employment, confidentiality and assignment of inventions agreement enclosed within this letter packet and fax it to Advent’s HR confidential fax machine [***] in its entirety.   In addition, on your first day of employment, you will be required to provide us with evidence of your eligibility to work in the United States, for which a summary sheet of acceptable documents is also enclosed.

The beginning of your employment is contingent upon reference checks and Advent’s review and approval of the results from a criminal, identity, education, and financial background check, which you agree to submit to as part of your acceptance of this job offer.  If you have not already done so, please complete the background check consent form enclosed with this letter packet and fax it to Advent’s HR confidential fax machine [***] as soon as possible.

Please understand that this letter does not constitute a contract of employment with Advent for any specified term.  Advent is an “at will” employer, which means that the employment relationship between you and Advent may be terminated with or without cause by either party for any reason at any time.  Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an expressed written agreement signed by you and Advent’s Chief Executive Officer.  If your employment with Advent ends, the terms of the enclosed Advent Executive Severance Plan will determine if you are entitled to any additional benefits beyond those normally offered to terminating employees.

Craig Collins

Advent offers a comprehensive benefits package to support you and your family.  Attached is a description of these benefits in which you may elect to participate.  On your first day of employment you will receive a benefits orientation and instructions on how to enroll.  Benefit coverage will be effective on the first day of the calendar month after your initial hire date.

Upon termination of employment, the terms of the Advent Executive Severance Plan (the “Plan”) shall apply, with the following modifications:

a.                                      If eligible under the plan, COBRA will be subsidized for the shorter of 18 months or until covered by another company health benefit plan.

b.                                      “Good Reason” under Section 4, subjection d. shall include 1. a change in status that would result in you no longer being the CFO of the resulting entity upon change of control; and 2. the relocation of the executive to a facility or location more than 30 miles from [***], CA.

c.                                       Additionally, we shall seek approval from the compensation committee to provide for a 12 month exercise period following termination for vested Stock Settled SARs, if you have also qualified for severance benefits under the Plan.

This offer of employment contains all of the terms and conditions of your employment with Advent and supersedes any and all prior oral or written representations or agreements made by anyone employed by or associated with Advent.   The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by myself or an executive management team member.

To acknowledge your acceptance of this offer, please sign where indicated below and return the original to Advent’s HR department within the next three business days.   You may fax your acceptance to Advent’s HR confidential fax machine at [***], along with the other documents referenced above.

Should you have any questions, please feel free to contact me at [***].

Craig, we are excited about the prospect of your joining the Advent team.   We are confident that you will find the position challenging and professionally rewarding.

Sincerely,

/s/ John Brennan
John Brennan
Vice President, Human Resources

Accepted and agreed to on December 6, 2007.

Signed:	/s/ Craig Collins
Craig Collins

Start Date: Monday, December 31, 2007 pending completion of your background check